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                                                                    EXHIBIT 12.1
                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                                                   SIX MONTHS ENDED
                                                                                       JUNE 30,
                                                                                -----------------------
                                                                                   2004         2003         2003         2002
                                                                                ----------   ----------   ----------   ----------
EARNINGS
    Pretax income from continuing operations before preferred interests of
        subsidiaries .....................................................      $1,085,328   $1,000,549   $1,930,925   $  915,194
    Add: Fixed charges excluding capitalized interest and preferred interest
        requirements of consolidated subsidiaries ........................          62,901       61,785      132,820      128,730
                                                                                ----------   ----------   ----------   ----------
    Adjusted Earnings ....................................................      $1,148,229   $1,062,334   $2,063,745   $1,043,924
                                                                                ==========   ==========   ==========   ==========
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
    Interest expense including capitalized interest (1) ..................      $   80,742   $   79,124   $  173,045   $  155,667
    Amortization of debt expense .........................................           1,162        1,067        2,163        1,859
    Interest component of lease rental expenditures (2) ..................           7,355        5,444       14,458       11,895
    Preferred interest requirements of consolidated subsidiaries (3) .....               -        8,404       11,805       19,581
                                                                                ----------   ----------   ----------   ----------
    Fixed charges ........................................................          89,259       94,039      201,471      189,002

    Preferred stock dividend requirements (4) ............................           4,268        5,071        9,968       17,540
                                                                                ----------   ----------   ----------   ----------
    Combined Fixed Charges and Preferred Stock Dividends .................      $   93,527   $   99,110   $  211,439   $  206,542
                                                                                ==========   ==========   ==========   ==========
Ratio of Earnings to Fixed Charges .......................................           12.86        11.30        10.24         5.52
                                                                                ==========   ==========   ==========   ==========
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends            12.28        10.72         9.76         5.05
                                                                                ==========   ==========   ==========   ==========

                                                                                   2001         2000         1999
                                                                                ----------   ----------   ----------
EARNINGS
    Pretax income from continuing operations before preferred interests of
        subsidiaries .....................................................      $1,206,863   $1,203,681   $  344,573
    Add: Fixed charges excluding capitalized interest and preferred interest
        requirements of consolidated subsidiaries ........................         134,484      116,190       90,398
                                                                                ----------   ----------   ----------
    Adjusted Earnings ....................................................      $1,341,347   $1,319,871   $  434,971
                                                                                ==========   ==========   ==========
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
    Interest expense including capitalized interest (1) ..................      $  178,915   $  168,121   $  132,986
    Amortization of debt expense .........................................           2,460        2,726        4,854
    Interest component of lease rental expenditures (2) ..................           9,858        7,343        5,789
    Preferred interest requirements of consolidated subsidiaries (3) .....           8,608            -            -
                                                                                ----------   ----------   ----------
    Fixed charges ........................................................         199,841      178,190      143,629

    Preferred stock dividend requirements (4) ............................          32,495       33,386       24,788
                                                                                ----------   ----------   ----------
    Combined Fixed Charges and Preferred Stock Dividends .................      $  232,336   $  211,576   $  168,417
                                                                                ==========   ==========   ==========
Ratio of Earnings to Fixed Charges .......................................            6.71         7.41         3.03
                                                                                ==========   ==========   ==========
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends             5.77         6.24         2.58
                                                                                ==========   ==========   ==========

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(1)      The Company does not receive a tax benefit for $5 million of transaction costs written off to interest expense when the Company retired its preferred interests of subsidiaries in September 2003. Given the non-deductibility of the charge, $9 million of pre-tax income is required to cover the $5 million write-off. Accordingly, interest expense has been grossed up by $4 million.

(2) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 to 34 percent applies for all periods presented.

(3) The Company does not receive a tax benefit for a portion of its preferred interests of consolidated subsidiaries. As a result, these amounts represent the pre-tax earnings that would be required to cover preferred interests requirements of consolidated subsidiaries.

(4) The Company does not receive a tax benefit for its preferred stock dividends. As a result, this amount represents the pre-tax earnings that would be required to cover its preferred stock dividends.